Exhibit 4.2

Execution Version

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

as the Issuer,

MONDELĒZ INTERNATIONAL, INC.

as the Parent Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as the Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as the Paying Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as the Registrar and Transfer Agent

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 15, 2022

TO INDENTURE

DATED AS OF OCTOBER 28, 2016

Relating To

$500,000,000 4.250% Notes due 2025

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE, dated as of September 15, 2022 (this “Supplemental Indenture”), by and among Mondelez International Holdings Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, and having its principal office at Verlengde Poolseweg 34, Bond Towers, 4818 CL, Breda, The Netherlands (hereinafter called the “Company” or the “Issuer”), Mondelēz International, Inc., as guarantor (the “Parent Guarantor”) and Deutsche Bank Trust Company Americas, a New York banking corporation organized and existing under the laws of the State of New York, as Trustee (hereinafter called the “Trustee”), Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”) and Deutsche Bank Trust Company Americas, as registrar and transfer agent (the “Registrar and Transfer Agent”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Parent Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of October 28, 2016 (the “Base Indenture”), providing for the issuance from time to time of its securities (hereinafter called the “Securities”) evidencing its unsecured indebtedness, to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of notes to be known as its 4.250% Notes due 2025 (the “Notes”), and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”); and

WHEREAS, the Company and the Parent Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a legal, valid and binding instrument in accordance with its terms, to make the Notes, when executed by the Company, the legal, valid and binding obligations of the Company and authenticated by the Trustee, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the recitals.

“Company” or “Issuer” has the meaning provided in the preamble.

“Designated Agents” means the Persons named as the Paying Agent and the Registrar and Transfer Agent in the preamble and their respective successors and assigns.

“Global Note(s)” means one or more permanent, registered securities in global form.

“Indenture” has the meaning provided in the recitals.

“Notes” has the meaning provided in the recitals. For the avoidance of doubt, “Notes” shall include the additional Notes, if any.

“Parent Guarantor” has the meaning provided in the preamble.

“Securities” has the meaning provided in the recitals.

“Shortfall” has the meaning provided in Section 5.03 hereof.

“Supplemental Indenture” has the meaning provided in the preamble.

“Trustee” has the meaning provided in the preamble.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount.

(a) Title and Initial Aggregate Principal Amount. The Notes are hereby authorized and are designated the “4.250% Notes due 2025.” The Notes issued on the date hereof shall initially be limited to an aggregate principal amount of $500,000,000. The Notes shall initially be represented by one or more fully registered Global Notes.

(b) Additional Notes. Without the consent of the holders of any series of Notes, the Company may issue, from time to time in accordance with the provisions of the Indenture, additional Notes having the same ranking and the same interest rate, maturity and other terms as such series of Notes (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional Notes). Such additional Notes may only be issued if they would be fungible with the applicable series of Notes for U.S. federal income tax purposes. Any additional Notes having such similar terms, together with the applicable series of Notes issued on the date hereof, shall constitute a single series of Notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the applicable series of Notes.

Section 2.02. Maturity.

Unless an earlier redemption has occurred, the entire principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on September 15, 2025.

Section 2.03. Form, Terms and Provisions.

The Notes shall be issued as Global Notes, in fully registered form only and in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company, the Parent Guarantor, the Trustee and the Designated Agents, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.04. Interest on the Notes.

Interest on the Notes shall accrue at the rate of 4.250% per annum, from September 15, 2022 or the most recent interest payment date on which interest was paid. Interest on the Notes shall be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2023, to Holders in whose names the Notes are registered at the close of business on the preceding March 1 and September 1 before the applicable interest payment date; provided that if any such interest payment date (other than September 15, 2025 or any earlier repayment date) is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day, and no interest shall accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding Business Day. If September 15, 2025 or any earlier repayment date of the Notes falls on a day that is not a Business Day, the payment of principal or interest otherwise payable on such date shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue from and after September 15, 2025 or any earlier repayment date, as applicable.

Section 2.05. Purchase Price.

The purchase price of the Notes is equal to 99.483% of the principal amount of the Notes, plus accrued interest, if any, from September 15, 2022.

Section 2.06. Price to Public.

The price to public of the Notes is equal to 99.683% of the principal amount of the Notes, plus accrued interest, if any, from September 15, 2022.

Section 2.07. Guarantees.

The Notes shall have the benefit of the unconditional guarantee by the Parent Guarantor to pay the principal of, and premium if any, and interest, if any, and any Additional Amounts on the Notes according to the terms of and as more fully described in the Indenture and the related Guarantee attached to the Notes. Reference is made to Article 14 of the Base Indenture and the Guarantee attached to the Notes for the terms relating the Guarantee, including the release, termination and discharge thereof.

ARTICLE THREE

COVENANTS

Section 3.01. Change of Control.

In addition to the covenants set forth in Article Ten of the Base Indenture, the Notes shall be subject to the provisions described under the heading “Change of Control” as set forth in the Global Notes representing the Notes attached hereto as Exhibit A.

Section 3.02. Payment of Additional Amounts.

Section 10.10 of the Base Indenture shall be applicable to the Notes as set forth in the Global Notes representing the Notes attached hereto as Exhibit A.

Section 3.03. Irish Stock Exchange Listing.

The Company shall use its reasonable best efforts to cause the Notes to be listed and admitted to trading on the Global Exchange Market of The Irish Stock Exchange plc trading as Euronext Dublin (“Euronext Dublin”) and shall from time to time take such other actions as shall be necessary or advisable to maintain the listing of the Notes thereon or another recognized securities exchange. For so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules of the Global Exchange Market of Euronext Dublin so require, copies of the following items shall be available in physical form at Mondelēz International, Inc., 905 West Fulton Market, Suite 200, Chicago, IL 60607: (i) the constitutional documents of the Company and the Parent Guarantor; (ii) the listing particulars; (iii) the consolidated audited financial statements of the Parent Guarantor for the years ended December 31, 2021 and 2020; (iv) the guarantees; and (v) the Indenture. The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE FOUR

REDEMPTION

Section 4.01. Redemption for Tax Reasons.

The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the Global Notes representing the Notes attached hereto as Exhibit A.

Section 4.02. Optional Redemption.

The Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption, as set forth in the Global Notes representing the Notes attached hereto as Exhibit A. The Trustee shall not be responsible for calculating any “make-whole” premium.

ARTICLE FIVE

DESIGNATED AGENTS

Section 5.01. Appointment and Resignation of the Designated Agents.

(a) Paying Agent. The Company hereby appoints Deutsche Bank Trust Company Americas as the Paying Agent in respect of the Notes. The Company may, with the prior approval of the Trustee, terminate the appointment of the Paying Agent at any time or appoint additional or other Paying Agents by giving to the Paying Agent at least 90 days’ prior written notice to that effect provided that any of the Notes are outstanding.

(b) Registrar and Transfer Agent. The Company hereby appoints Deutsche Bank Trust Company Americas as the Registrar and Transfer Agent for the purpose of registering Notes and transfers of registered Notes as provided under Section 3.6 of the Base Indenture, and all references to “Security Registrar” in the Base Indenture with respect to the Notes shall be deemed to refer to the Registrar and Transfer Agent. The Registrar and Transfer Agent shall maintain a register at its office, which is currently located at Deutsche Bank Trust Company Americas, 60 Wall Street, 24th floor, New York, New York 10005 (the register maintained in such office being referred to as the “Security Register”).

(c) Authenticating Agent. The Company and the Trustee hereby appoint Deutsche Bank Trust Company Americas as the Authenticating Agent pursuant to Section 6.12 of the Base Indenture; provided that (i) the sentence “Any such Authenticating Agent shall at all times be a corporation organized and doing business under the laws of the United States or of any State, authorized under such laws of the United States or of any State, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or State authority” in the first paragraph of Section 6.12 of the Base Indenture shall not apply and (ii) Section 6.12 of the Base Indenture shall be amended to provide the Authenticating Agent the power to act on the Trustee’s behalf under Section 3.4 (in addition to the powers under Sections 3.5, 3.6 and 11.7) of the Base Indenture with respect to authentication and delivery of the Notes, as fully to all intents and purposes as though such Authenticating Agent had been expressly authorized by those Sections of the Base Indenture to authenticate and deliver Notes.

(d) Resignation of Designated Agents; Appointment of Successors. All or any of the Designated Agents may resign their respective appointments under the Notes and this Indenture at any time by giving to the Company and, where appropriate, the Paying Agent and the Trustee at least 90 days’ prior written notice to that effect provided that, so long as any of the Notes are outstanding, the notice shall not, in the case of the Paying Agent, expire less than 45 days before any due date for the payment of interest. Following receipt of a notice of resignation from a

Designated Agent, the Company shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Holders of the Notes in accordance with the Indenture. If any Designated Agent shall resign or be removed, the Company shall promptly and in any event within 30 days appoint a successor approved by the Trustee. If the Company fails to appoint a successor within such period, the Paying Agent may select a leading bank approved by the Company and the Trustee to act as Paying Agent hereunder and the Company shall appoint that bank as the successor Paying Agent.

Section 5.02. Payment by the Company to the Paying Agent.

(a) The Company shall, not later than 10:00 a.m. (New York City time) the Business Day immediately preceding each date on which any payment of principal, premium, if any, or interest in respect of any of the Notes becomes due, transfer to an account specified by the Paying Agent such amounts as shall be sufficient for the purposes of the payment of principal, premium, if any, or interest in same day funds.

(b) The Company shall ensure that, not later than the second London Business Day immediately preceding the date on which any payment is to be made to the Paying Agent pursuant to paragraph (a) above, the Paying Agent shall receive a copy of an irrevocable payment instruction to the bank through which the payment is to be made. For the purposes of this paragraph (b), “London Business Day” means a day on which banks are open for business in London.

(c) If any payment provided for by paragraph (a) above is made late but otherwise under the terms of this Supplemental Indenture, the Paying Agent shall nevertheless act as a Paying Agent. However, (i) unless and until the full amount of any payment has been made to the Paying Agent in accordance with paragraph (a) above or (ii) unless and until the Paying Agent is satisfied that such payment shall be made, it shall not be bound to make payments in respect of the Notes as aforesaid.

Section 5.03. Obligations of the Paying Agent and the Company.

(a) General Duties of the Paying Agent. Subject to the payments to the Paying Agent being duly made, the Paying Agent shall act as paying agent of the Company in respect of the Notes and pay or cause to be paid on behalf of the Company, on and after each date on which any payment becomes due and payable, the amounts of principal, premium (if any) or interest then payable on surrender or, in the case of a Global Note, endorsement, of Notes under the terms and conditions of the Notes and the Indenture. If any payment provided for by Section 5.02 hereof is made late but otherwise under the terms of the Notes and the Indenture, the Paying Agent shall nevertheless act as paying agent following receipt by them of payment. While any Notes are represented by a Global Note, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Note, subject to and in accordance with the provisions of the Global Note.

(b) Payment Default. If default is made by the Company in respect of any payment, unless and until the full amount of the payment has been made under the terms of the Notes and the Indenture (except as to the time of making the same) or other arrangements satisfactory to the Paying Agent have been made, the Paying Agent shall not be bound to act as paying agent.

(c) Payment Shortfall. Notwithstanding the foregoing, if the Paying Agent pays any amounts to the Holders of Notes at a time when it has not received payment in full in respect of the Notes (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Company shall, in addition to paying amounts due under Section 5.02 hereof, pay to the Paying Agent on demand interest (at a rate which represents the Paying Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Paying Agent of the Shortfall.

(d) Notification of Non-Payment. The Paying Agent shall notify the Trustee, by facsimile or electronically in PDF format, forthwith: (i) if it has not by the relevant date specified in Section 5.02 hereof received unconditionally the full amount required for the payment; and (ii) if it receives unconditionally the full amount of any sum due in respect of the Notes after such date. The Paying Agent shall, at the expense of the Company, forthwith upon receipt of any amount as described under this subclause (ii), cause notice of that receipt to be published.

(e) Duties in Connection with Redemption for Tax Reasons. If the Company decides to redeem Notes pursuant to Section 4.01 hereof, the Paying Agent shall instruct the Security Registrar to make appropriate entries in their records in respect of all Notes redeemed by the Company to reflect such redemptions.

(f) Publication of Notices. On behalf of and at the request and expense of the Company, the Paying Agent shall cause to be published all notices required to be given by the Company under the terms and conditions contained in the Notes.

(g) Cancellation of Notes. All Notes that are surrendered to the Paying Agent in connection with redemption shall be canceled by the Paying Agent. Where Notes are purchased by or on behalf of the Company or any of its subsidiaries, the Company shall immediately notify the Paying Agent of the principal amount of those Notes it has purchased and may procure that the Notes are promptly canceled and delivered to the Paying Agent or its authorized agent. The Paying Agent or its authorized agent shall (unless otherwise instructed by the Company) dispose of all canceled Notes and furnish the Company with evidence of disposal containing written particulars of the serial numbers of the Notes and the number so disposed.

(h) Change of Office. If the Paying Agent shall change its specified office, it shall give to the Company and the Trustee not less than 45 days’ prior written notice to that effect giving the address of the new specified office. As soon as practicable thereafter and in any event at least 30 days before the change, the Paying Agent shall give to the Holders of Notes on behalf of and at the expense of the Company notice of the change and the address of the new specified office.

(i) Additional Duties of the Paying Agent. The Paying Agent undertakes to the Company that it will, in connection with the issue of the Notes, perform the duties which are stated to be performed by it in Schedule 1.

(j) Commissions and Expenses. The Company shall pay to the Paying Agent such commissions in respect of the services of the Paying Agent as shall be agreed from time to time between the Company and the Paying Agent, and shall also pay an amount equal to any value added tax which may be payable in respect of the commissions together with all reasonable expenses incurred by the Paying Agent in connection with its services. All payments by the Company under this paragraph and to the Trustee pursuant to Section 6.7 of the Base Indenture shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in receipt by the Paying Agent of such amounts as would have been received by it if no such withholding had been required.

(k) No Obligation to Act Under Certain Circumstances. Notwithstanding any other provision of the Notes or the Indenture, the Paying Agent shall not be under any obligation to take any action under the Notes or the Indenture that it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

Section 5.04. Indemnity and Limitation of Liability.

(a) Indemnification of Paying Agent. The Company undertakes to indemnify the Paying Agent against all losses, liabilities, costs, claims, actions, damages, expenses or demands which it may incur or which may be made against it as a result of or in connection with the appointment of or the exercise of its powers and duties under the Notes and the Indenture except as may result from its own willful default, gross negligence or fraud. This indemnity shall survive any termination of this Agreement and the resignation or removal of the Paying Agent.

(b) Limitation of Liability. The Designated Agents shall not be liable for any loss caused by events beyond their reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or events of force majeure. Under no circumstances shall the Designated Agents be liable to the Company in contract, tort (including negligence) or otherwise for any consequential, special, indirect, punitive or speculative loss or damage (including but not limited to loss of business, goodwill, opportunity or profit) which arises out of or in connection with the Indenture even if advised of the possibility of such loss or damage. Each of the Designated Agents shall be protected and shall incur no liability for or in respect of action taken, omitted or suffered in reliance upon any instruction, request or order from the Company or the Trustee or any document which it reasonably believes to be genuine and to have been delivered by the proper party or parties or upon written instructions from the Company or the Trustee.

Section 5.05. General Provisions Applicable to the Designated Agents.

(a) Several and Not Joint. The obligations and duties of the Designated Agents under the Notes and the Indenture shall be several and not joint.

(b) No Implied Duties or Other Assumed Obligations. The Designated Agents shall only be obliged to perform duties set out under the Notes and the Indenture, and shall have no implied duties. In acting under the terms of the Notes and the Indenture, the Designated Agents shall act solely as agents of the Company and shall not assume any obligations towards or relationship of agency or trust for or with any of the owners or Holders of the Notes.

(c) Consultation with Advisers. Each of the Designated Agents may consult with legal and other professional advisers at the reasonable expense of the Company and the opinion of the advisers shall be full and complete protection in respect of action taken, omitted or suffered under the Indenture in good faith and in accordance with the opinion of the advisers.

(d) Other Engagements. Any of the Designated Agents, their officers, directors or employees may become the owner of, or acquire any interest in, Notes with the same rights that it or he would have if the Designated Agent concerned were not appointed under this Supplemental Indenture, and may engage or be interested in any financial or other transaction with the Company or the Trustee, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Company as freely as if the Designated Agent were not appointed under this Supplemental Indenture.

ARTICLE SIX

MISCELLANEOUS

Section 6.01. Application of Supplemental Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.02. Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 6.03. Conflict with Base Indenture.

To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect, including, without limitation, the rights, privileges and protections afforded to the Trustee thereunder. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 6.04. Governing Law; Waiver of Jury Trial.

THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES THEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY, THE PARENT GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 6.05. Successors.

All covenants and agreements in this Supplemental Indenture, the Notes or the Base Indenture by each of the Company, the Parent Guarantor and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 6.06. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 6.07. Trustee Disclaimer.

With respect to the recitals contained herein and in the Securities, except the Trustee’s certificates of authentication thereof, neither the Trustee, nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. Neither the Trustee for the Notes nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 6.08. Modification to Base Indenture.

With respect to the Notes and any other series of Securities issued under the Base Indenture on or after the date hereof:

(a) Section 3.4 of the Base Indenture is hereby amended by inserting the word “, division” after the word “conversion” in the last paragraph;

(b) Section 6.11 of the Base Indenture is hereby amended by inserting the word “, division” after each instance of the word “conversion”;

(c) Section 6.12 of the Base Indenture is hereby amended by inserting the word “, division” after the word “conversion” in the second paragraph;

(d) Section 8.1 of the Base Indenture is hereby amended by:

(i) inserting the word “, division” after the word “merger” in paragraph (5); and

(ii) adding the following language as a new paragraph:

“Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).”;

(e) Section 10.7 of the Base Indenture is hereby amended by replacing the parenthetical in the third line of paragraph (a)(3) with the phrase “(including through a merger, share exchange, division or consolidation)”; and

(f) Section 10.10 of the Base Indenture is hereby amended by deleting the current language in paragraph (g) and replacing it with “[reserved]”.

Section 6.09. U.S.A. Patriot Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Supplemental Indenture agree that they shall provide to the Trustee such information as it may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 6.10. Force Majeure.

The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 6.11. Notices.

(a) Any notice required to be given under this Supplemental Indenture to any of the parties shall be in English in writing and shall be delivered in person, sent by pre-paid post (first class if domestic, first class airmail if international) or by facsimile or email in PDF format addressed to:

The Company:	Mondelēz International, Inc.
905 West Fulton Market, Suite 200
Chicago, Illinois 60607
United States
Email: william.whisler@mdlz.com
Attention: William Whisler, Assistant Treasurer

The Trustee:	Deutsche Bank Trust Company Americas
60 Wall Street, 24th floor
New York, New York 10005
United States
Fax: +1 (732) 578 4635
Attention: Corporates Team / Mondelez International
Holdings Netherlands B.V.

The Paying Agent:	Deutsche Bank Trust Company Americas
60 Wall Street, 24th floor
New York, New York 10005
United States
Fax: +1 (732) 578 4635
Attention: Corporates Team / Mondelez International Holdings Netherlands B.V.

The Registrar and Transfer Agent:	Deutsche Bank Trust Company Americas
60 Wall Street, 24th floor
New York, New York 10005
United States
Fax: +1 (732) 578 4635
Attention: Corporates Team / Mondelez International Holdings Netherlands B.V.

(b) Any notice required to be given under the Notes to Holders shall be in accordance with the procedures of The Depository Trust Company.

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

By:	Birgit Beijersbergen van Henegouwen-Bekkers
Name:	Birgit Beijersbergen van Henegouwen-
Bekkers
Title:	Director

[Signature Page to Supplemental Indenture]

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Vitus Alig
Name:	Vitus Alig
Title:	Senior Vice President, Corporate FP&A
and Treasurer

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar and Transfer Agent

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

[Face of Note]

[Insert the Global Security Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Security Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP:	[ ][1]
ISIN:	[ ][2]
Common Code:	[ ][3]

[RULE 144A][REGULATION S] GLOBAL NOTE

representing up to

$[     ]

4.250% Notes due 2025

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

No. [ ]	$[ ]

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (hereinafter called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) and an indirect, wholly owned subsidiary of Mondelēz International, Inc., a Virginia Corporation (hereinafter called the “Parent” or the “Parent Guarantor,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of $[     ] ([     ] DOLLARS)] on September 15, 2025. The issue date of this note is September [     ], 2022.

Interest Payment Dates: March 15 and September 15 of each year, beginning on March 15, 2023

Record Dates: March 1 and September 1

If any Interest Payment Date is not a business day, the Interest Payment Date shall be postponed to the next succeeding business day, and no interest shall accrue as a result of such delayed payment on amounts payable from and after such Interest Payment Date to the next succeeding business day.

[1]	CUSIP: 144A: 60920LAS3; Regulation S: N6000L AR6
[2]	ISIN: 144A: US60920LAS34; Regulation S: USN6000LAR61
[3]	Common Code: 144A: 253299860; Regulation S: 253529652

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the preceding March 1 and September 1 (each, a “Record Date”) before the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of, premium, if any, and interest on this Note shall be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Securities Register or by wire transfer to an account maintained by the payee at a bank located in the United States. All payments of principal, premium, if any, and interest in respect of this Note shall be made by the Issuer in immediately available funds.

As used herein, “business day” means a day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

Interest on the Notes shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

If the maturity date or a date fixed for redemption is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such Redemption Date, as the case may be, to the next succeeding business day.

Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.

Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

(Signature Page Follows)

IN WITNESS WHEREOF, MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V. has caused this instrument to be duly executed.

Dated: September [    ], 2022.

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated: September [    ], 2022

(Reverse of Note)

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

This Note is one of a duly authorized issue of debentures, Notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Issuer of the series hereinafter specified, all such Securities issued and to be issued under an Indenture dated as of October 28, 2016 (herein called the “Base Indenture”), as supplemented by the sixth supplemental indenture, dated as of September 15, 2022 (the “Sixth Supplemental Indenture” and, the Base Indenture, as supplemented and modified by the Sixth Supplemental Indenture, the “Indenture”) between the Issuer, the Parent, Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”) and Deutsche Bank Trust Company Americas, as registrar and transfer agent (the “Registrar and Transfer Agent”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Issuer and Parent, and the terms upon which the Securities are and are to be authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Securities designated therein as 4.250% Notes due 2025 (the “Notes”).

The Notes have the benefit of the unconditional guarantee by the Parent to pay the principal of, and premium if any, and interest, if any, on the Notes according to the terms of and as more fully described in the Indenture and the related Guarantee included herein. Reference is made to Article 14 and the Guarantee included herein for the terms relating the Guarantee, including the release, termination and discharge thereof.

The Issuer may, without the consent of the Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue price, issue date and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional Notes. Any additional Notes having such similar terms, together with the Notes, shall constitute a single series of Notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless the Issuer has exercised its right to redeem the Notes upon the occurrence of specified events as described below under “—Redemption for Tax Reasons,” Holders may require the Issuer to repurchase all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to an offer (the “Change of Control Offer”) of payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuer shall mail a notice to Holders (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The Issuer must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof.

The Issuer shall not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the

Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or division), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Parent or one of its subsidiaries; (ii) the approval by the holders of the Issuer’s or Parent’s common stock of any plan or proposal for the liquidation or dissolution of the Issuer or Parent (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the consummation of any transaction (including, without limitation, any merger, consolidation or division) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Parent’s or Issuer’s voting stock; or (iv) the first day on which a majority of the members of Parent’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Parent’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

Optional Redemption

The Notes shall be redeemable, as a whole or in part, at the Issuer’s option, at any time and from time to time on at least 15 days’, but not more than 60 days’, prior notice (with written notice to the Trustee no less than 15 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Issuer to send such notice in its name and at its expense). The redemption price shall be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the date of redemption.

“Redemption Date” means any date fixed for redemption of Notes.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the maturity date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the maturity date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to the maturity date. If there is no United States Treasury security maturing on the maturity date but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date, one with a maturity date preceding the maturity date and one with a maturity date following the maturity date, the Company shall select the United States Treasury security with a maturity date preceding the maturity date. If there are two or more United States Treasury securities maturing on the maturity date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

On or before the Redemption Date, the Issuer shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the Redemption Date shall be an interest payment date) accrued interest to the Redemption Date on the Notes to be redeemed on such date. The Trustee shall not be responsible for calculating any “make-whole” premium. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot, pro rata or by such method as the Trustee shall deem fair and appropriate in each case in accordance with the applicable procedures of DTC. On and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). After the Redemption Date, holders of Notes that were redeemed shall have no rights with respect to the Notes except the right to receive the redemption price and any unpaid interest to the Redemption Date.

Payment of Additional Amounts

All payments by the Issuer, the Parent Guarantor or the Paying Agent (each referred to in this section as a “Payor”) with respect to any Note or Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge and any applicable interest and penalties (collectively “Taxes”), unless the withholding or deduction of such amounts is required by law or the official interpretation thereof.

The Issuer or Parent, as applicable, will, subject to the exceptions and limitations set forth below, pay such additional amounts as may be necessary to ensure that every net payment on such Note or guarantee, after deduction or withholding by the applicable withholding agent for or on account of any present or future Tax imposed upon or as a result of such payment by any jurisdiction in which the Issuer or Parent is incorporated or organized, resident or engaged in business for tax purposes, or from or through which payment is made by or on behalf of the Issuer or Parent, or, in each case, any political subdivision thereof or therein (each a “Relevant Taxing Jurisdiction”), including any such deduction or withholding attributable to the payment of such additional amounts, shall not be less than the amount provided in such Note to be then due and payable absent such deduction or withholding (such additional amounts, the “Additional Amounts”). However, the Issuer and Parent shall not pay Additional Amounts (including, for the avoidance of doubt, any such amount in respect of the payment of Additional Amounts) for or on account of:

(a) any Tax that is imposed or withheld solely by reason of the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes, the receipt of payments in respect of those Notes or the guarantee, or the enforcement of any rights with respect to those Notes or the guarantee) between the holder or the beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of such holder or beneficial owner if such holder is an estate, trust, partnership, limited liability company, other fiscally transparent entity or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder or beneficial owner) of the Notes and the applicable Relevant Taxing Jurisdiction, including without limitation citizenship, nationality, residence, domicile or the existence of a business, permanent establishment, a dependent agent or a place of management present or deemed present in the applicable Relevant Taxing Jurisdiction;

(b) any Tax which would not have been imposed but for the presentation of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(c) any Tax that is payable by any method other than withholding or deduction in respect of any payments under or, in respect of, such Note or the guarantee;

(d) any gift, estate, inheritance, sales, transfer, personal property or any similar Tax;

(e) any Tax if the holder could have avoided such Tax by presenting the relevant Notes for payment to another paying agent;

(f) any Tax imposed or withheld as a result of the failure of the Holder or beneficial owner of a Note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with any jurisdiction of the holder or beneficial owner of a Note or to satisfy any information or reporting requirement, if such compliance is required by statute or regulation of the Relevant Taxing Jurisdiction or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to relief or exemption from such Tax by the Relevant Taxing Jurisdiction; provided, in each case, that the holder or beneficial owner is legally eligible to satisfy such requirement;

(g) any Tax imposed on or with respect to any payment to a holder if such holder is a fiduciary, limited liability company, partnership, other fiscally transparent entity or other Person other than the sole beneficial owner of the applicable Note to the extent that such Tax would not have been imposed on such payment had the beneficiary, settlor, partner, member or other beneficial owner directly held the Note;

(h) any Tax imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing;

(i) any U.S. federal Tax imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the Issuer or Parent’s stock that is entitled to vote within the meaning of Section 871(h)(3) of the Code;

(j) any U.S. federal backup withholding Tax imposed pursuant to Section 3406 of the Code;

(k) any Tax imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) on any payments made or deemed to be made by the Issuer to a related party (within the meaning of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021));

or

(l) any combination of items (a) through (k) above

The Issuer shall pay any stamp, issue, registration, court or documentary Taxes or any other excise or similar Taxes that are levied by any Relevant Taxing Jurisdiction and required by such Relevant Taxing Jurisdiction to be paid on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any guarantee or any other document referred to therein, the receipt of any payments with respect thereto (but excluding, solely in the case of such payments, any Taxes described in clause (a), (b), or (d) through (j) or any combination of the foregoing), or enforcement of, any of the Notes or any guarantee. The Issuer shall not, however, be obligated to pay any stamp, issue, registration, court or documentary Taxes, or any other excise or similar Tax, that is levied by any Relevant Taxing Jurisdiction in connection with any transfer of a Note or a beneficial interest in a Note to a Person other than the Issuer or Parent after the date of issuance of the Notes.

If a Payor is the applicable withholding agent, each of the Issuer and Parent shall (i) make all withholdings and deductions for Taxes with respect to payments under the Notes or the guarantee that it is required by law or the official interpretation thereof to make, and shall remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law (ii) use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld and (iii) furnish to the Trustee, within a reasonable time after the date of the payment of any such Taxes, certified copies of such Tax receipts evidencing any such payment, or if, notwithstanding its efforts to obtain receipts, receipts are not available, other evidence of such payments.

The above obligations shall survive any termination, defeasance or discharge of the Indenture and any transfer by a holder or beneficial owner of its Notes, and shall apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or Parent is incorporated or organized, resident or engaged in business for Tax purposes or any jurisdiction from or through which any payment on the Notes (or any Guarantee) is made by or on behalf of such Person and, in each case, any political subdivision thereof or therein.

Whenever in the Indenture or in this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

At least 10 days prior to the first Interest Payment Date, and at least 10 days prior to each date of payment of principal, premium, if any, and interest, if any, if there has been any change with respect to the matters set forth in the below mentioned Officers’ Certificate, the Issuer shall furnish the Trustee and the Issuer’s principal Paying Agent or Paying Agents, if other than such Trustee, with an Officers’ Certificate instructing such Trustee and such Paying Agent or Paying Agents whether such payment of principal of, and premium, if any, and interest, if any, on the Notes shall be made to Holders without withholding for or on account of any tax, assessment or other governmental charge referred to above or described herein. If any such withholding shall be required, then such Officers’ Certificate shall specify by country the amount, if any, required to be withheld on such payments to such Holders and the Issuer or the Parent, as the case may be, shall pay to the Trustee or such Paying Agent such Additional Amounts as may be required pursuant to the terms hereof. The Issuer covenants to indemnify the Trustee for the Notes and any Paying Agent for, and to hold them harmless against, any loss, liability or expense reasonably incurred without gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Officers’ Certificate furnished pursuant to Section 10.10 of the Base Indenture. For the avoidance of doubt, the Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Additional Amounts, or with respect to the nature, extent, or calculation of the amount of any Additional Amounts owed, or with respect to the method employed in such calculation of any Additional Amounts.

Redemption for Tax Reasons

The Issuer may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice (with written notice to the Trustee no less than 15 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Issuer to send such notice or cause such notice to be sent in its name and at its expense) at a redemption price equal to the principal amount of such Notes plus any accrued interest and Additional Amounts to, but not including, the date fixed for redemption if as a result of a change in or amendment to the tax laws, regulations or rulings of the Relevant Taxing Jurisdiction or any change in official position regarding the application or interpretation of such tax laws, regulations or rulings (including by virtue of a holding by a court of competent jurisdiction in the Relevant Taxing Jurisdiction), which change or amendment becomes effective after the issuance of such Notes (or, if the Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction after the issuance of such Notes, after the Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction), the Issuer becomes or will become obligated to pay Additional Amounts with respect to the Notes as described above under “—Payment of Additional Amounts,” and the Issuer, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Issuer; provided that (1) no notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay the Additional Amounts giving rise to the redemption if a payment on the applicable Notes were then due and (2) at the time such notice of redemption is given the obligation to pay such Additional Amounts remains in effect.

If the Issuer exercises its option to redeem the Notes, the Issuer shall deliver to the Trustee a certificate signed by an authorized officer stating that the Issuer is entitled to redeem the Notes, along with (i) an opinion of independent tax counsel of recognized expertise in the laws of the Relevant Taxing Jurisdiction selected by the Issuer to the effect that a change in law as described above exists and (ii) an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it. The Trustee and the Paying Agent shall accept and shall be entitled to conclusively rely upon such Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for the Issuer to exercise its right to redeem the Notes, which determination shall be conclusive and binding on the holders of the Notes.

Defeasance

The Indenture contains provisions for defeasance at any time of the entire principal of all the Securities upon compliance by the Issuer with certain conditions set forth therein.

Certain of the Issuer’s obligations under the Indenture with respect to Notes, may be terminated if the Issuer irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on the Indenture.

Events of Default

Section 5.1(a) of the Indenture shall be applicable to the Notes. If an Event of Default (other than an Event of Default described in Section 5.1(a)(4) or 5.1(a)(5) of the Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of this series then Outstanding may declare the entire principal amount of the Notes together with accrued interest on the Notes of this series due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 5.1(a)(4) or Section 5.1(a)(5) of the Indenture occurs with respect to the Issuer, all of the unpaid principal amount and accrued interest then outstanding shall ipso facto become and be immediately due and payable in the manner and with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

Amendments

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities under the Indenture at any time by the Issuer with the consent of the Holders of more than 50% in aggregate principal amount of the Securities at the time Outstanding of each series issued under the Indenture to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of that series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Payment

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Transfer, Registration and Exchange

The Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuer, the Trustee for the Notes and any agent of the Issuer or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Issuer, such Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are not subject to a sinking fund.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing to transfer the said Note on the books of Mondelez International Holdings Netherlands B.V. with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Security or Definitive Security for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note custodian

GUARANTEE

For value received, the Parent Guarantor hereby fully and unconditionally guarantees the due and punctual payment of all of the obligations of the Issuer under the Indenture and the Securities, whether for the payment of principal, of premium, if any, or interest or any Additional Amounts on the Securities or otherwise, when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. This Guarantee shall not become effective until the Trustee or authenticating agent duly executes the certificate of authentication on this Security. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: September [    ], 2022

MONDELĒZ INTERNATIONAL, INC.

By:
Name:
Title: